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Invest in RYSE

Become an Angel Investor in a Private Market Deal

RYSE is a technology company that creates connected devices, poised to dominate the Smart Shade category of the Smart Home. Join hundreds of investors that have invested in RYSE.

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Top Reasons to Invest

01 – Explosive Market
SmartShades market growing annually at astonishing 55% within a $150B Smart Home industry.

02 – Proven Demand
$7 million + in lifetime revenues with over 40,000 units sold. Launching in over 100 Best Buy Stores this year!

03 – Powerful Patents & IP
5 Patents + 3 patents pending; extremely strong and able to block the sales of copy cats. Read how here.

04 – Cleantech Grant
Awarded CAD $4 million in environmental grants to automate shades in commercial buildings, saving up to 24% on cooling and 74% in lighting energy costs.

05 – Incredible Historical Returns
Shareholder's have already seen their value increase 40% year over year, with strong upside remaining as we now begin scaling into retail and high-volume B2B channels.

06 – High Profile Investors
Including entrepreneurs Shawn Dougherty (co founded mophie, sold for $100 million), and Anthony Lacavera (founder of Wind Mobile, sold for $1.16 billion).

Video Gallery



Webinar With RagingBull



Dragon's Den Pitch (Canadian Shark Tank)



YouTube Review



RYSE on QVC

As Featured On

"RYSE currently holds 4 patents in the US and Canada... Holding this IP in a market poised for explosive growth presents a huge opportunity for investors."

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Questions?

invest@helloryse.com
1-855-770-1787

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Offering Circular

The Missing Piece in the Smart Home


www.helloryse.com

Upgrade Your Shades

The only retrofit/after-market device designed to motorize window shades that are manually operated with a beaded chain. You can set up and automate your shades in less than 5 minutes!

Super Smart

Controllable by smartphone, voice, or set to a schedule, or integrate with leading smart-home platforms from Apple, Amazon & Google. Sensors & weather based automation to help save energy.

Affordable Luxury

Retail price of only $169, compared to alternative brands that can retail for more than $1,000 per window! We're bringing smart shades to the masses with the most affordable solutions on the market.

Product Roadmap: SmartShades Are Just The Beginning

Our vision is to OWN the "Smart Shade" space. We want RYSE to be synonymous with smart shade — just like what Nest is to the thermostat, Ring is to the doorbell, or Dyson is to the vacuum, we want consumers to think of RYSE when they think of smart shades! RYSE will be developing multiple products in the coming years to dominate the smart window covering category.



SmartCurtain 2023 Launch

RYSE SmartCurtain automates any curtain or drape that runs on a rail or rod. Drapes are most popular in hotels and making a comeback in luxury multi-family apartments.



SmartBlind 2024

RYSE SmartBlinds will tilt and lift Venetian blinds, horizontal blinds, or mini-blinds that have a wand or draw-strings. Blinds are the most common window covering in residential homes.



Cordless 2024

Cordless blinds and shades was the most popular lift control in 2019 where users can lift or pull-down to open-and-close. This control system will experience large growth in off-the-shelf blinds,and the residential space, due to child safety.

INVEST FOR THE FUTURE

Offering Circular

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Market Opportunity

92%

of window shades are manually controlled

RYSE IS TARGETING THIS MARKET

8%

are motorized, with billion dollar companies targeting this small market, including



Smart Shade Market Growth
CAGR: 55%



Invest in a Greener Future

With new laws and regulations – such as the *Green New Deal* – governments are requiring that all new buildings be net zero in carbon emissions by 2030. **RYSE SmartShades save energy in two ways:**

Solar Heat Gain Management
Automatically lowering shades to block direct sunlight can reduce indoor cooling costs by up to 24%.

Daylight Harvesting
Automatically opening shades during overcast or bright weather can reduce indoor lighting costs by up to 74%.

Smart Home Exits

The Smart Home industry is expected to grow at an impressive compound annual growth rate of 7.5%, growing from $158 billion in 2018, all the way to $262 billion by 2025. The industry has seen some spectacular exits, with big tech giants acquiring many start-ups resulting in large payouts for investors:


70

GOOGLE ACQUIRED NEST FOR $3.2 BILLION

Google acquired Nest, the makers of the Smart Thermostat, for $3.2 billion, earning investors a 22X return on invested capital.



AMAZON ACQUIRED RING FOR $1.2 BILLION

Remember Ring? They got rejected on Shark Tank, and ended up selling to Amazon for $1.2 billion. Ring's founder then became a guest Shark on the show, with the last laugh!



ASSA ABLOY ACQUIRED AUGUST

Assa Abloy is a $26+ billion company who dominates door locks, purchased August, the makers of the Smart Lock to expand into the smart home!

Sold Over 40,000 Devices to Residential & Commercial Clients Worldwide.



annex

- 15,000 sq. ft. hotel with 120 windows over 24 rooms
- Developing 5 hotels across Canada
- Access to LPs other real state properties

Hear What Our Investors Think About RYSE



"The big opportunity with RYSE really drives down to the market opportunity. They really understand this space, and that's going to allow them to win and allow them to attract a really good suitor."

– Jeffery Potvin, Supporters Fund



"What we liked about RYSE is that it was a technology that was designed and built in such a way that it could easily integrate in many different places with little customization."

– Louis Dellosa, Cogito Capital



Trevor Bond
Former CEO of WP Carey

" The RYSE team has impressed me greatly with its resourcefulness, its attention to detail, its efficient use of capital and above..."



Thomas Canty
CEO of Servercare, Inc

" Simple and brilliant. You have a huge untapped market if you sell to Airbnb hosts (like myself) -we love things we can control remotely. "



Derek Luke
CEO InterAxon

" When investing in startups we consider; the long-term growth potential, the strength of the founding team, and the mission... "

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Good news VENTURES
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Led by an Experienced Executive Team



Trung Pham
Founder & CEO



Marc Bishara
Chief Technology Officer



Adam Bjork
Director of Sales



Charleston Cheng
Manufacturing Manager


INVEST FOR THE FUTURE
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Discussion
What do you think?
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7
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1
5
Can a non-citizen living in US invest?
Reply
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I was curious if you can provide financial insight to the units sold, revenue, expenses, & dilution per year/quarter to date. Thank you.

Andre Montesano Mod ↱ Nabi Syed
16 days ago

Hey Nabi, we do indeed have a remote control. It's actually a button that was designed specifically for the hotel market. It pairs to an individual smart shade or a group of shades and can be placed in the hotel room for the guests to use. Here's a short video on how it works:


RYSE Support: How to Set Up Your RYSE Button
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Nabi Syed ↱ Andre Montesano
16 days ago

THANKS SO MUCH. I'd be more comfortable in hotels that have this now

1 · 0 · Reply • Share

Theresa Milewski
a month ago

I understand the average household will have shades on a chain, but of the dozen places I've lived, none of the windows had shades on a chain. In what percentage of the households do you think (or your research shows) RYSE is usable?

Also, I'm thinking you should add the element of security for the frequent traveler to your marketing blurbs. That is, the ability to move the shades via smartphone app (while away) could potentially cut down on theft and break ins as anyone watching house may be unsure if the residence is empty if they see shade movements.

0 · 0 · Reply • Share

Trang Pham ↱ Theresa Milewski
a month ago

Hi Theresa, the majority of commercial buildings in the US will have beaded chains, and about 1/3rd of households. The other type of window coverings would be the Venetian blinds that tilt (via a rod or drawstring), cordless, as well as curtains. We have a solution for curtains launching later this year and for blinds next year in 2024. The goal for RYSE is to be that one brand and company focused on automating any window covering regardless of the controls.

And yes we do add marketing on security and thefts via remote control and automations.

0 · 0 · Reply • Share

gorudonis
a month ago

All those electrical devices have to be charged. How is that to happen?

0 · 0 · Reply • Share

Trong Pham · genuileana
a month ago

SmartShade can be powered via an AC Plug or our BatteryPack which will last upwards of 6 months on a single charge. The BatteryPack can then be recharged via USB.

0 · 0 · Reply · Share

genuileana · Trong Pham
a month ago

Thanks. The battery pack sounds reasonable.

0 · 0 · Reply · Share

Md.Rafiqul Islam
3 months ago

Canada work permit visa process

0 · 0 · Reply · Share

Andre Meshoura · Md.Rafiqul Islam
3 months ago

We cannot help you with that, Rafiqul. Wish you all the best.

0 · 0 · Reply · Share

Paul F
4 months ago

Hi,
If you google 'best smart blinds 2023' or similar, the results indicate that:
1. There seems to be plenty of options in the market, including the swedish low cost IKEA option. Hows does Ryse compare with these top options in terms of functionality & pricing?
2. None of the recommendations include Ryse. Why is that?
Rgds

0 · 0 · Reply · Share

Brian King · Paul F
2 months ago

Tuya has options that handle chains. Switch bot has options that handle rods. There are others as well.

0 · 0 · Reply · Share

Andre Meshoura · Paul F
4 months ago

Hi Paul,

We're glad you asked these questions, as they come up quite often in our discussions with investors.

1. There are indeed many options for smart blinds in the market, however, we are the only option that does not require the removal of existing window shades. The core features of our products are that they convert existing window coverings, to automated smart ones at a cost effective price, and with advanced functionality that you'd find only with more expensive systems, including Bluetooth control, mobile application, smart home system integrations and scheduling. We're also coming out with a Bluetooth button that will provide users with yet another means of controlling the shade.

2. Our goal is to become a household name, and synonymous with SmartShades, but we are not there yet. We believe that for the cost, our solutions are far superior to anything else out in the market and all that remains is to get the word out there! We are preparing for a physical retail store launch, and many other initiatives that should push us closer to this goal. I'd also encourage you to watch this short unpaid review on YouTube of our product.

Waiting for play.google.com...



Automating our YouTube Studio!
Automat
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Cate
6 months ago

What is the current valuation and who are some of your investors?

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> **Andre Muntaera** Mod ↱ Cate
> 6 months ago
>
> Hi Cate, our current pre-money valuation is $46M (rounded); you can learn more about our valuation history here: https://invest.helloryse.co...
> We have close to 1,000 investors, with many notable VC funds that joined us early on; you can learn more about them here: https://blog.helloryse.com/...
>
> 0 0 Reply • Share ›

VICTOR KONONENKO
6 months ago

Did you guys watch Joma Tech? Feels like you watch the Shack series and got profoundly inspired 😀

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> **Andre Muntaera** Mod ↱ VICTOR KONONENKO
> 6 months ago • edited
>
> Hey Victor, thanks for sharing! Joma Tech has some great videos but that's not ultimately where we found our inspiration :D. Our products were developed as a result of a problem that our founder had - the inability to upgrade his manual window shades to automated shades. Also, the market for automated window shades is deceptively large, as 92% of window shades are still manually controlled! There are still a lot of window shades out there that can be converted to smart shades with our devices.
>
> 0 0 Reply • Share ›

Chris Reilly
6 months ago

Can I currently buy RYSE products, and where are they sold

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> **Andre Muntaera** Mod ↱ Chris Reilly
> 6 months ago
>
> Hi Chris, great question! Yes, you can purchase our products online at www.helloryse.com, or through our amazon store. We're also selling through Bed Bath & Beyond online, and have signed agreements with some major retailers in North America. We hope to see our product on physical retails shelves later this year!
>
> 0 0 Reply • Share ›



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